Exhibit 10.36

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”), is entered into on September 10, 2007 by and between Delta Mutual, Inc., an US corporation organized under the laws of the State of Delaware, having its principal office located at 111 North Branch Street, Sellersville, PA 18960 (“Delta”), and Security Systems International, Inc., having its principal address at 9034 E. Caribbean Lane, Scottsdale, AZ 85260 (“Consultant”).

WHEREAS, Delta and the Consultant have been in discussions and negotiations in connection with Consultant’s activities in providing advisory services to Delta; and

WHEREAS, Delta and Consultant have agreed on the scope of the advisory services Consultant shall render to Delta and the compensation that Delta shall pay to the Consultant for such services and both parties desire to set forth in this Agreement all the terms and provisions that shall govern their business relationship.

NOW, THEREFORE, in consideration of the mutual promises made by the parties to each other, it is agreed as follows:

1.
Appointment. Delta hereby appoints consultant to serve as an independent Consultant to Delta for the services described below for as long as this Agreement is in full force and effect, and Consultant hereby accepts such appointment.

2.	Scope of Services. Delta and Consultant agree that Delta has retained Consultant to render the following services to Delta:

A.	To assist Delta in arranging a strategic business acquisition through identification, preliminary contact and scheduling meetings between Delta and Target.
B.
To provide strategic advisory and consulting services with respect to the exploration of strategic alternatives for maximum exposure in and penetration of Delta’s target markets with potential Target acquisition.

C.	To organize periodic conference calls and meeting with representatives of potential strategic partners and marketing representatives and Delta client on a pre-approved basis.

The foregoing is hereinafter generally referred to as “Services”.

3.
Compensation. In consideration for Consultant’s agreement to execute and deliver this Agreement, Delta agrees to issue to Consultant Seven Percent (7%) of the amount of shares exchanged by Delta for the Target acquisition in Delta shares of its restricted common stock subject to the final closing of Target acquisition by Delta. The above 7% is computed on current information, but the parties agree that the total number of shares for these services as and by provided SSI, Inc. shall be no less that Ten Million (10 million) shares regardless of the percentage computation.

4.	Term and Termination. Subject to earlier termination, the term of this Agreement shall begin on the date hereof and will continue in effect for a period of six (6) months (the “Term”). Either party may terminate this Agreement upon thirty days prior written notice.

5.
Independent Contractor Status. Consultant agrees that it is an independent contractor and is not an employee or agent of Delta and Consultant will not hold themselves out as such. Consultant has no authority or responsibility to enter into any binding obligations on behalf of Delta.

6.
Confidential Information/Trade Secrets. During the course of the performance of the Services, Consultant may have access to, have disclosed to them, or otherwise obtain information which Delta identifies in writing or through labeling as being of a confidential and/or a proprietary nature to it (the “Confidential Information”) Consultant shall use such Confidential Information solely in performance of their obligations under this Agreement and shall not disclose or divulge it to, or use for the benefit of, any third parties without Delta’s written consent. Information shall not be deemed as confidential if such information is: i) already known to Consultant free of any restrictions at the time it is obtained; ii) subsequently learned from an independent third party free of any restriction; or iii) available publicly.

7.
Publicity. Consultant will not represent its business relationship with Delta or this Agreement to any persons or entities, publicly or privately in any term or to any extent, except as is described in Section 2 of this Agreement. Any press release or the public disclosure of this Agreement or of the business relationship between Consultant and Delta must e approved in advance thereof by both Consultant and Delta in writing. Neither party shall use the other’s name, logo, trademarks, or service marks in any advertising, publicity releases, or in any other materials without that party’s prior written approval.

8.
Best Efforts. Delta understands that Consultant shall utilize his best efforts in providing the Services set forth in Section 2. Delta fully understands that Consultant does not and cannot promise that any specific result will be achieved through engagement of Consultant. Furthermore, Delta understands that Consultant will never attempt to improperly influence any governmental or corporate official or entity or otherwise seek to accomplish any improper goal on behalf of Delta.

9.
Dispute Resolution. The parties agree that any and all disputes rising out of or relating to this Agreement shall be determined exclusively by confidential, final and binding arbitration in New York City in accordance with the American Arbitration Association, except that Delta and Consultant shall retain the right to seek injunctive and equitable relief for any actual or threatened breach of Sections 6 and 7 of this Agreement in any state, federal, or international court of competent jurisdiction. Without limitation of the foregoing, each party acknowledges that it is hereby waiving any right to have such dispute resolved by jury trial.

10.
Contents of Agreement; Amendments. This Agreement contains the entire agreement of the parties with respect to the subject matter herein. No amendments or modifications shall be binding upon either party unless made in writing and signed by both parties.

11.	Counterparts. This Agreement may be executed by facsimile and in counterparts, which, taken together, shall be deemed an original and shall constitute a single Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first written above.

SECURITY SYSTEMS INTERNATIONAL, INC.	DELTA MUTUAL, INC.
(CONSULTANT)	(DELTA)

BY: /s/ Malcolm W. Sherman	BY:/s/ Peter F. Russo
Name: Malcolm W. Sherman	Name: Peter F. Russo
Title: President	Title: President & CEO